EXHIBIT 12(b)
                                  -------------

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                    and preferred stock dividend requirements
                    -----------------------------------------



                                                For the Year      For the Year
(in thousands, except ratio:                   Ended 12/31/99    Ended 12/31/98
--------------------------------------------------------------------------------
Net income                                      $     70,127      $     76,559
                                                ------------      ------------

Fixed charges:
      Advisory fees                                      250               250
                                                ------------      ------------

Total fixed charges                                      250               250
                                                ------------      ------------

Earnings before fixed charges                   $     70,377      $     76,809
                                                ============      ============

Fixed charges, as above                         $        250      $        250
Preferred stock dividend requirements                 44,550            44,550
                                                ------------      ------------

Fixed charges including preferred stock
  dividends                                     $     44,800      $     44,800
                                                ============      ============

Ratio of earnings to fixed charges and
      preferred stock dividend requirements             1.57              1.71
                                                ============      ============
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                                      -31-